UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2017

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2017, Accuray Incorporated (the “Company”) entered into an amendment (the “Second Amendment”) to the Financing Agreement dated as of January 11, 2016 (as amended or otherwise modifed, the “Financing Agreement”), by and among the Company, as co-borrower, TomoTherapy Incorporated, a direct, wholly-owned subsidiary of the Company, as co-borrower, Morphormics Inc., a direct, wholly-owned subsidiary of the Company, as guarantor, the lenders party thereto and Cerberus Business Finance, LLC, as collateral agent and administrative agent. The Second Amendment amends the compliance levels with respect to the consolidated EBITDA, secured leverage ratio, total leverage ratio and fixed charge coverage ratio financial maintenance covenants contained in the Financing Agreement.  In addition, the Second Amendment (i) increased the interest rate margins under the Financing Agreement by 0.50% until certain specified conditions are met, (ii) requires the Company to obtain a letter of credit in the face amount of $12,500,000 for the benefit of the administrative agent, which is drawable upon the occurrence or nonoccurrence of certain conditions and events, (iii) makes certain related amendments to the debt and lien covenants and financial ratio definitions, and (iv) requires the Company to pay certain amendment fees and legal expenses incurred in connection with the Second Amendment.

The foregoing summary of the terms of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: March 10, 2017	By:	/s/ Alaleh Nouri
Alaleh Nouri
Senior Vice President, General Counsel & Corporate Secretary